April 3, 2009

Mr. Robert Majernik

Chairman of the Audit Committee

Mr. Gandolfo Verra

Chief Financial Officer

Cordia Corporation

445 Hamilton Avenue

White Plains, New York 10601

Dear Messrs. Majernik and Verra:

On March 25, 2009, Cordia Corporation (“Cordia”) filed a current report on Form 8-K with the Securities and Exchange Commission (“SEC”), under item 8.01, regarding a potential illegal act identified by the Company’s independent registered public accounting firm.

Due to the potential illegal act referred to in the aforementioned 8-K, Lazar Levine and Felix LLP can no longer rely upon certain annual and interim representations made by the management of Cordia and is withdrawing its audit reports and completed interim reviews with respect to the years ended December 31, 2007, 2006, 2005 and interim periods ended September 30, 2008, June 30, 2008 and March 31, 2008, previously filed with the SEC.

Sincerely,

/s/ Lazar Levine & Felix LLP